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                                                                     EXHIBIT 7.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into as of the 10th day of July, 2001, by and between Financial Entrepreneurs, Incorporated ("Buyer") and Danilo Cacciamatta, acting individually and as attorney-in-fact for those shareholders of Ponte Nossa Acquisition Corp., a Delaware corporation (the "Company"), identified on the signature page hereof ("Sellers");

                                    RECITALS

         A. Sellers own 491,900 shares of the Common Stock of the Company (the "Shares");

         B. Sellers desire to sell 481,154 of the Shares (the "Purchased Shares") to Buyer, or its designees, and Buyer desires to purchase the Purchased Shares from Sellers, on the terms and conditions set forth herein;

         In consideration of the promises, representations, warranties and agreements contained herein, the parties agree as follows:

1. PURCHASE AND SALE OF SHARES

         1.1 TRANSFER OF THE PURCHASED SHARES. At the First Closing (as that term is defined herein), Sellers agree to sell, convey, assign, transfer and deliver 47,000 of the Purchased Shares (the "First Tranche Shares") to Buyer, and at the Second Closing (as that term is defined herein), Sellers agree to sell, convey, assign, transfer and deliver 434,154 of the Purchased Shares (the "Second Tranche Shares") to Buyer or its designees, and Buyer agrees to purchase, acquire and accept the Purchased Shares from Sellers, on the terms and conditions set forth herein.

         1.2 PURCHASE PRICE. As full consideration for the sale of the First Tranche Shares, at the First Closing Buyer shall deliver to Sellers $250,000, and as full consideration for the sale of the Second Tranche Shares, at the Second Closing Buyer shall deliver to Sellers $350,000, in each case in the form of a bank cashier's check on a U.S. or Canadian bank or wire transfer, reasonably acceptable to Sellers (the "Purchase Price").

2. CLOSINGS.

         2.1 TIME AND PLACE. The consummation of the purchase and sale of the First Tranche Shares (the "First Closing") shall take place concurrently with the execution of this Agreement, and the consummation of the purchase and sale of the Second Tranche Shares (the "Second Closing") shall take place no later than August 17, 2001 (the "Second Closing Date"), in each case at the offices of Seller, 2600 Michelson Avenue, Suite 490, Irvine, CA 92612, or such other place, date or time as the parties hereto agree upon. If the Second Tranche Closing does not occur by the Second Closing Date, and such failure is not a result of any breach of this Agreement by Sellers, then Sellers may retain, as liquidated damages, the purchase price of the First Tranche Shares, in addition to whatever other rights or remedies they may have.

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         2.2 DELIVERIES AT THE CLOSINGS. At the First Closing and the Second
Closing, each of the parties hereto shall deliver the various certificates, consents, instruments and documents provided for in this Agreement, and Sellers shall deliver stock certificates representing the Shares purchased at such Closing, duly endorsed for transfer or accompanied by executed stock powers acceptable in good delivery by Thomson Kernaghan, 1177 West Hastings, Suite 1000, Vancouver, British Columbia, V6E 2K3, Canada.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, acting severally and not jointly, hereby make the following representations and warranties to Buyer:

         3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         3.2 SUBSIDIARIES. The Company does not own, directly or indirectly, any shares of capital stock, or any right to acquire any shares of capital stock, of, or any participation in, any corporation, partnership, joint venture or other entity.

         3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of the date hereof, there are 500,000 shares of Common Stock of the Company issued and outstanding, and no shares of Preferred Stock issued or outstanding. The outstanding shares of Common Stock are duly and validly authorized and issued, and are fully paid and nonassessable.

         As of the date hereof, there are no warrants, options, calls, commitments, or other rights to subscribe for or to purchase from the Company any capital stock of either or any securities convertible into or exchangeable for any shares of either, or any other securities or agreements pursuant to which the Company is or may become obligated to issue any shares of its capital stock, nor is there outstanding any commitment, obligation or agreement on the part of the Company to repurchase, redeem or otherwise acquire any of the outstanding shares of its capital stock.

         3.4 TITLE TO SHARES; AUTHORIZATION. Sellers have good and marketable title to the Purchased Shares, free and clear of any liens, restrictions, marital rights, options or encumbrances, and upon consummation of the purchase contemplated herein, Buyer will acquire from Sellers good and marketable title to the Purchased Shares, free and clear of all liens, charges, options or other encumbrances, excepting only such restrictions upon transfer, if any, as may be imposed by Federal or state securities laws. Sellers have full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby, without the consent of any person. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Sellers and is enforceable with respect to Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors'


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rights or affecting generally the availability of equitable remedies. The execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated hereby by Sellers in accordance with the terms hereof shall not: (i) conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which Sellers or the Company is a party or by which any of their respective assets or properties are bound, (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or Sellers, or any of their respective assets or properties,
(iii) permit any party to terminate any agreement or accelerate the maturity of any debt or other obligation of the Company or Sellers, (iv) create any lien, charge or encumbrance on any property of the Company or Sellers, or (iv) result in a loss or adverse modification of any license, membership, franchise, permit or other authorization granted to or otherwise held by the Company.

         3.6 STATUS OF SHARES. The certificates representing the 47,000 First Tranche Shares bear no legends or restrictions. Of the Second Tranche Shares, certificates representing 20,000 shares bear no restrictive legends, and certificates representing 414,154 shares bear a restrictive legend referring to the Securities Act of 1933, as amended. Buyer has reviewed and approved the certificates representing the Purchased Shares. Except as set forth in this Section, Sellers make no representations or warranties concerning restrictions on the transferability of the Shares, and Buyer warrants that it has conducted its own investigation on this matter and has satisfied itself as to the status of the Purchased Shares.

         3.7 DISCLAIMER. Sellers make no representations or warranties concerning the Shares or the Company except as specifically provided in this
Section 3.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that:

         4.1 AUTHORITY. Buyer has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Buyer and is enforceable with respect to Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

         4.2 NO VIOLATION OF AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder by Buyer will violate or conflict with any judgment, order, decree, statute, rule or regulation applicable to Buyer or its assets or properties.

         4.3 BROKERAGE. Buyer has no obligation to any person or entity for brokerage commissions in connection with the transaction contemplated by this Agreement, and shall indemnify and hold Sellers harmless against any liability or expense arising out of such a claim asserted against Sellers by any party.

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         4.4 INVESTMENT INTENT. Buyer or its designees are purchasing the
414,154 Affiliates, shares included in the Second Tranche Shares for investment and not with a view to distribution. Buyer has no agreement or understanding with any person as to the disposition of the 414,154 Affiliates' shares included in the Purchased Shares or any interest therein.

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to each Closing of each of the conditions set forth below, any or all of which may be waived by Buyer in whole or in part without prior notice.

         5.1 CONVEYANCE AND ASSIGNMENT. Sellers shall have duly executed and delivered to Buyer the certificates for the Shares duly endorsed for transfer and such other instruments of transfer and conveyance as shall be necessary to transfer ownership of the Shares to Buyer.

         5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement shall be accurate and complete on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         5.3 ACTIONS OR PROCEEDINGS. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened by any person unrelated to Buyer to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

         5.4 COURT ORDERS. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth below, any or all of which may be waived by Sellers in whole or in part without prior notice:

         6.1 PURCHASE PRICE. Buyer shall deliver the Purchase Price at the respective Closings as provided in Section 1.2.

         6.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be accurate and complete on and as of the Closing Date with the same effect as through such representations and warranties had been made on or as of such date.

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         6.3 ACTIONS OR PROCEEDINGS. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened by any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

         6.4 COURT ORDERS. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.

7. TRANSACTIONS PENDING SECOND CLOSING; ADDITIONAL AGREEMENTS

         7.1 RESIGNATION. At the First Closing, Danilo Cacciamatta shall deliver to the Company a letter of resignation in which he resigns from the Board of Directors of the Company and from all other positions held with the Company.

         7.2 COOPERATION. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any other party in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement. Each party will take all reasonable actions necessary to obtain (and will cooperate with any other party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by such party (or by any other party) in connection with the taking of any action contemplated by this Agreement.

         7.3 PROXY. Effective as of the First Closing, Sellers hereby grant to Buyer an irrevocable proxy to vote, or deliver consents on behalf of, all of the Second Tranche Shares, on all matters subject to vote or consent by the shareholders, including election of directors; provided, however, that Buyer shall not exercise this proxy in such a way that results in the issuance of additional shares of capital stock of the Company, except for fair value received. The proxy given in this Section shall expire and be of no further force or effect on the earlier to occur of (i) the Second Closing, or (ii) thirty days from the date of this Agreement.

8. MISCELLANEOUS

         8.1 EXPENSES AND TAXES. Each party shall bear and pay his, her or its own expenses, including legal, accounting and other professional fees, and taxes incurred in connection with the transactions referred to in this Agreement. Buyer shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the sale and conveyance of the Purchased Shares.

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         8.2 PUBLIC ANNOUNCEMENTS. Until the Second Closing, neither party may make any public statements or issue any press releases with respect to this Agreement, except as may be required by applicable law.

         8.3 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement, together with the related agreements described herein, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         8.5 FURTHER ASSURANCES. The parties hereto shall use their best efforts, and shall cooperate with one another, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the respective Closing Dates, each party hereto shall execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

         8.6 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

         8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

         8.8 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the prior written consent of the other party, except as specifically provided herein. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         8.9 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

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         8.10 LAW GOVERNING;. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, without regard to its choice-of-laws or conflicts-of-law rules.

         8.1 ATTORNEYS' FEES. If an action is brought to enforce this Agreement, the party prevailing in such action shall be entitled to recover attorneys' fees and costs of suit.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of date first above written.


                          Financial Entrepreneurs, Incorporated

                          By /s/ Norton Cooper
                             ---------------------------------------------------
                             Norton Cooper - President


                                                 ("Buyer")

                          Certain Shareholders of Ponte Nossa Acquisition Corp.,
                                          as specified on Schedule I

                          By /s/ Danilo Cacciamatta
                             ---------------------------------------------------
                             Danilo Cacciamatta, attorney-in-fact

                                                ("Sellers")



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                                   Schedule I
              Certain Shareholders of Ponte Nossa Acquisition Corp.



Name                                                    Number of Shares
----                                                    ----------------

Danilo Cacciamatta                                       205,154
Gary Bryant                                              209,000
Ailbe Allen                                                1,400
Brendan Allen                                              1,400
Brendan Allen, Jr.                                         1,400
Eileen Allen                                               1,400
Fiona Allen                                                1,400
Irene Allen                                                1,400
Kathryn Allen                                              1,400
Margaret Allen                                             1,400
Mary Allen                                                 1,400
Patricia Allen                                             1,400
Ilaria Becatti                                             2,800
Anna Maria Bocchino                                          700
Marco Boni                                                   700
Simona Cacciamatta                                         3,500
Silvio Calvi                                                 700
Romana Casati                                             27,100
Siobhan Camerford                                          1,400
Geraldine Cullen                                           1,400
Mariantonietta Denti                                       2,800
Giovanna Emmanuele                                           700
Maria Pia Falcoz                                           1,400
Roberto Galati                                               700
Tiziano Gamba                                                700
Patrizia Genti                                               700
Carmel Kenny                                               1,400
Giorgio Mondini                                            1,400
Silvana Mondini                                            2,800
Maria O'Sullivan                                           1,400
Luigi Valbonesi                                              700